Exhibit 1.(A)(11)(c)
                     Principles of Ethical Market Conduct.





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PRINCIPLES OF ETHICAL MARKET CONDUCT

As a matter of policy, Phoenix has endorsed and committed itself to the following Principles of Ethical Market Conduct developed by the American Council of Life Insurance with respect to the sale of individually sold life and annuity products:

  1. to conduct business according to high standards of honesty and fairness and to render that service to its customers which, in the same circumstances, it would apply to or demand for itself;

  2.   to provide competent and customer-focused sales and service;

  3.   to engage in active and fair competition;

  4. to provide advertising and sales materials that are clear as to purpose and honest and fair as to content;

  5. to provide for fair and expeditious handling of customer complaints and disputes; and

  6. to maintain a system of supervision and review that is reasonably designed to achieve compliance with these Principles of Ethical Market Conduct.

These Principles reaffirm Phoenix's long tradition of professionalism and high ethical standards in providing quality products and services to its clients.